                                     -------------------------------------------
                                     USG CORPORATION

USG LOGO                             -------------------------------------------
                                     125 South Franklin Street

                                     -------------------------------------------
                                     Chicago, IL 60606-4678

                                     -------------------------------------------
                                     312 606-4000

                                     -------------------------------------------

April 1, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend our annual meeting of stockholders to be held on Wednesday, May 8, 1996, in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois. The meeting will begin at 9:15 a.m. Chicago time. The attached Notice of Annual Meeting and proxy statement set forth and describe the items to be covered.

     If you wish to attend the meeting, please let us know by marking the designated box on the enclosed proxy card. Whether or not you plan to attend the meeting, we ask that you execute and return the proxy in the envelope provided. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person. In any case, please vote. Your participation in our meeting is important to us.

Sincerely,
WILLIAM C. FOOTE
WILLIAM C. FOOTE
Chairman of the Board

125 South Franklin Street       USG CORPORATION           Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The annual meeting of stockholders of USG Corporation will be held in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois on Wednesday, May 8, 1996, at 9:15 a.m., Central Daylight Time, for the following purposes:

          1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

          2. To consider ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1996.

          3. To transact such other business as may properly come before the meeting.

     Pursuant to a provision in the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must be introduced by a motion, and any such motion must be seconded before consideration of it may begin or before a vote on it may be obtained.

     The Board of Directors has fixed the close of business on March 13, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois during ordinary business hours beginning April 24, 1996, and running through the time of the meeting.

                                           By order of the Board of Directors

                                           DEAN H. GOOSSEN
                                           Corporate Secretary
Chicago, April 1, 1996

                   IMPORTANT -- PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

                           PROXY STATEMENT AND PROXY

     This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 8, 1996, and any adjournment thereof. The notice of the meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with notice, proxy, and other accompanying materials, on or about April 1, 1996.

     The Board of Directors has selected the close of business on March 13, 1996 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding 45,395,961 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

     Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

     All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote for the nominees for election as directors named below and for ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1996.

     The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 500,433 shares of Common Stock as of December 31, 1995, or approximately 1.1% of the total of such shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with instructions given by Plan participants. Shares as to which no instructions are received will be voted by the Trustee in the same proportions as those shares for which instructions are received.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 13, 1996.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the beneficial ownership of Common Stock as of December 31, 1995 with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on such date. The information shown was provided by the respective persons.

                   NAME AND ADDRESS                           AMOUNT OF
                  OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------------------------------------  --------------------     ----------------
FMR Corp.(a)...........................................        5,872,200                13.0%
82 Devonshire Street
Boston, MA 02109
J. P. Morgan & Co., Incorporated(b)....................        4,708,477                10.4%
60 Wall Street
New York, NY 10260
Glickenhaus & Co.(c)...................................        2,416,000                 5.4%
6 East 43rd Street
New York, NY 10017

---------------

(a) Based solely on a Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 1995: (i) FMR Corp., a parent holding company, had sole voting power with respect to 4,300 shares and sole investment power with respect to 5,872,200 shares; (ii) Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp., through certain funds advised by it, had sole power to dispose of 5,846,600 shares and no power to vote such shares, which power resides with the funds' Board of Trustees; (iii) Fidelity Magellan Fund, a fund advised by Fidelity Management & Research Company, had sole power to dispose of 4,508,000 shares, and the Fund's Board of Trustees had sole power to vote such shares; and (iv) Fidelity Management Trust Company, a bank and a wholly owned subsidiary of FMR Corp., through certain accounts managed by it, had sole power to dispose of 25,600 shares and sole power to vote 4,300 shares and no power to vote the remaining 21,300 shares owned by the accounts. According to such Schedule 13G, Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., own 12.0% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR Corp., and various Johnson family members own FMR Corp. voting common stock; these Johnson family members, through their ownership of voting common stock and the execution of a family shareholders' voting agreement, form a controlling group with respect to FMR Corp.

(b) Based solely on a Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 1995, J. P. Morgan & Co., Incorporated, a parent holding company, and its subsidiaries Morgan Guaranty Trust Company of New York, a bank, and J. P. Morgan Investment Management, Inc. and J. P. Morgan Florida Federal Savings Bank, investment advisors, were the beneficial owners of 4,708,477 shares, with sole power to vote 3,187,375 shares, shared power to vote 16,100 shares, sole power to dispose of 4,682,177 shares, and shared power to dispose of 26,300 shares. The response to Item 6 (Ownership of more than 5 percent on behalf of another person) of such Schedule 13G reads as follows: "Virtually all of our accounts involve outside persons who have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, securities in such accounts with respect to the class of securities which are the subject of this report. However, no such person's rights relate to more than five percent of the class, unless such person is identified below." (No person or persons were so identified.)

(c) Based solely on a Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 1995, Glickenhaus & Co., an investment advisor, was the beneficial owner of 2,416,000 shares, with sole voting power with respect to 1,989,900 shares and sole dispositive power with respect to 2,416,000 shares.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws (the "Prepackaged Plan"). Under the Prepackaged Plan, five new directors were nominated to the Board of Directors by various classes of the Corporation's creditors. Of the five new directors (the "New Directors"), two, Messrs. Crutcher and Lesser, were nominated by a committee representing holders of the Corporation's senior subordinated debentures which were converted into Common Stock under the Prepackaged Plan (each a "Senior Subordinated Director"); two were nominated by Water Street Corporate Recovery Fund I, L. P., a limited partnership which has subsequently distributed its holdings in the Corporation's common stock to its partners and waived its rights to representation on the Board of Directors; and one, Mr. Brown, was nominated by a committee representing holders of the Corporation's junior subordinated debentures which were converted into Common Stock and warrants exercisable for shares of Common Stock at the rate of one warrant for one share (the "Warrants") under the Prepackaged Plan (a "Junior Subordinated Director"). The Prepackaged Plan also provided that two New Directors be appointed to the Finance Committee of the Board of Directors and that the Finance Committee be comprised of four non-employee directors through June 22, 1997.

     As the respective terms of office of the remaining three New Directors expire, the Prepackaged Plan provides that each such New Director will be renominated. If a New Director declines or is unable to accept such nomination, or in the event a New Director resigns during his term or otherwise becomes unable to continue his duties as a director, such New Director shall recommend his successor to the Committee on Directors of the Board. In the event of the death or incapacity of a New Director, his successor shall be recommended, in the case of a Senior Subordinated Director, by the remaining Senior Subordinated Director, and in the case of a Junior Subordinated Director, by the remaining New Directors. Any such nominee shall be subject to approval by the Committee on Directors and the Board, which approval shall not be unreasonably withheld.

     Until June 22, 1997, the time at which the director nomination and selection procedures established by the Prepackaged Plan terminate, no more than two employee directors may serve simultaneously on the Board. An "employee director" is defined for this purpose as any officer or employee of the

Corporation or any direct or indirect subsidiary, or any director of any such subsidiary who is not also a director of the Corporation.

     The Board of Directors of the Corporation is divided into three classes of four each, with one current vacancy in the class whose term expires in 1997. Each class is elected for a three-year term. One class will be elected at the annual meeting of stockholders on May 8, 1996. The remaining classes will be elected in 1997 and 1998, respectively.

     The four candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 8, 1996, are identified below. One of the nominees, Marvin E. Lesser, is a New Director and has been nominated pursuant to the requirements of the Prepackaged Plan described above. If any nominee identified below should for any reason become unavailable prior to such meeting, which the Board of Directors does not anticipate, the Board of Directors prior to such meeting will nominate a new candidate in place of any such person (which, in the case of Mr. Lesser's unavailability, would be a candidate recommended by Mr. Crutcher), and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

     A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision requires that a director who is not an officer or employee leave the Board at the end of the first annual meeting of stockholders following such director's 70th birthday.

     Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                    FOR A THREE-YEAR TERM TO EXPIRE IN 1999

     ROBERT L. BARNETT, 55, Vice President and General Manager, iDEN Group, Motorola Corporation (since May 1995), private consultant, international telecommunications (1993-1994); formerly Vice Chairman of Ameritech (1991-1992) and President of the Ameritech Bell Group (1989-1992), communications and information services, which includes eight wholly owned subsidiaries of American Information Technologies Corporation (Ameritech) and the Bell Group staff. He is a director of Johnson Controls, Inc. and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990. He is a member of the Board's Compensation and Organization Committee, Audit Committee and Public Affairs Committee.

     DAVID W. FOX, 64, formerly Chairman and Chief Executive Officer (1990-1995) and President (1987-1993) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a Governor of the Chicago Stock Exchange, Chairman of Northwestern Memorial

Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive Committee, Finance Committee and Committee on Directors, and is Chairman of its Compensation and Organization Committee.

     PHILIP C. JACKSON, JR., 67, formerly Vice Chairman and a director of Central Bank of the South, Birmingham, Alabama, and of its parent company, Central Bancshares of the South (1980-1989), banking and financial services; currently Adjunct Professor, Birmingham-Southern College, Birmingham, Alabama (since January 1989). Mr. Jackson was a member (April 1990-April 1993) of the Thrift Depositors Protection Oversight Board, Washington, D.C. He serves as a Director of Saul Centers, Inc. and International Realty Corp. Mr. Jackson is Trustee, Birmingham - Southern College, Birmingham, Alabama. He has been a director of the Corporation since May 1979, is a member of the Board's Executive Committee and Committee on Directors, and is Chairman of its Public Affairs Committee.

     MARVIN E. LESSER, 54, Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership. Mr. Lesser has also been a private consultant since 1992. He was Managing Partner (1989-1994) of Cilluffo Associates, L.P., a private investment partnership, and a director (1989-1991) of Amdura Corporation. Mr. Lesser chairs the Seacoast Area Chapter (New Hampshire and Maine) of the American Red Cross. He has been a director of the Corporation since May 1993 and is a member of the Board's Finance Committee, Audit Committee and Public Affairs Committee.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED
                                     ABOVE.

                      DIRECTORS WHOSE TERM EXPIRES IN 1997

     KEITH A. BROWN, 44, President (since 1987) of Chimera Corporation, a private management holding company. Mr. Brown has been a director of the Corporation since May 1993 and he is a member of the Board's Audit Committee, Committee on Directors and Public Affairs Committee.

     JAMES C. COTTING, 62, retired Chairman (1987-1996) and Chief Executive Officer (1987-1995) of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a director of Asarco Incorporated, The Interlake Corporation, MIM Holdings Limited, and Navistar International Corporation. He is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since October 1987, is a member of the Board's Executive Committee, Committee on Directors and Public Affairs Committee, and is Chairman of its Finance Committee.

     JOHN B. SCHWEMM, 61, retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing. He serves as a director of Walgreen Company and William Blair Mutual Funds; he also serves as a Life Trustee of Northwestern University and is Chairman of the Illinois Chapter of the American Liver Foundation. Mr. Schwemm has been a director of the Corporation since May 1988 and is a member of the Board's Audit Committee and Compensation and Organization Committee, and is Chairman of its Committee on Directors.

                      DIRECTORS WHOSE TERM EXPIRES IN 1998

     W.H. CLARK, 63, formerly Chairman of the Board (1984-1994), Chief Executive Officer (1982-1994) and President (1982-1990) of Nalco Chemical Company of Naperville, Illinois, specialized chemicals and technology. He is a director of Bethlehem Steel Corporation, Diamond Shamrock Corporation, James River Corporation, Merrill Lynch Corporation, and Nicor Corporation. Mr. Clark has been a director of the Corporation since August 1985, is a member of the Board's Executive Committee, Compensation and Organization Committee and Committee on Directors, and is Chairman of its Audit Committee.

     LAWRENCE M. CRUTCHER, 53, Managing Director (since 1990) of Veronis, Suhler & Associates, investment bankers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Finance Committee, Committee on Directors and Public Affairs Committee.

     WILLIAM C. FOOTE, 45, Chairman (since April 1996), President (since January
1994) and Chief Executive Officer (since January 1996); President and Chief Operating Officer (January 1994-December 1995); President and Chief Executive Officer, USG Interiors, Inc. (January 1993-December 1993); President and Chief Executive Officer, L&W Supply Corporation (September 1991-December 1993); Executive Vice President and Chief Operating Officer, L&W Supply Corporation (December 1990-August 1991). He joined the Corporation in January 1984 and was appointed Vice President, Strategic Planning and Corporate Development, USG Corporation in March 1985. Mr. Foote is a director of GATX Corporation. He also serves as a member of the INROADS Joint Advisory Council and the Presidents' Council of the Museum of Science and Industry. He has been a director of the Corporation since March 1994 and is Chairman of the Board's Executive Committee.

     JUDITH A. SPRIESER, 42, Senior Vice President and Chief Financial Officer (since 1994) of Sara Lee Corporation, packaged food and consumer products. Ms. Sprieser has been with Sara Lee Corporation since 1987 and served as President and Chief Executive Officer (1993-1994) and Chief Financial Officer (1990-1993) of Sara Lee Bakery, North America. She has been a director of the Corporation since February 1994 and is a member of the Board's Audit Committee, Committee on Directors and Compensation and Organization Committee.

     The Board of Directors held seven meetings during 1995, and the standing committees of the Board of Directors held an aggregate of 29 meetings during that year. Each director attended at least 75% of the aggregate number of meetings in 1995 of the Board of Directors and the Board committees on which he or she served.

Committees of the Board of Directors

     The Board of Directors has established an Executive Committee, consisting of Mr. Foote, as Chairman, and Messrs. Clark, Cotting, Fox and Jackson, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Executive Committee held one meeting in 1995. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Public Affairs Committees and the Committee on Directors.

     The Audit Committee has ongoing responsibilities with respect to adequacy of financial reporting, compliance with corporate policies, and the efficacy of corporate controls. These responsibilities include providing reasonable assurance to the Board of Directors that the Corporation's financial disclosure fairly portrays its financial condition, results of operations, and long-term plans and commitments and that there has been substantial compliance with corporate policies applicable to business conduct. The Committee also monitors the Corporation's system of internal controls for adequacy and implementation. It selects and employs a firm of certified public accountants (which selection and employment is subject to ratification by stockholders). It confers with the auditors regarding the scope of the audit and other services and the cost thereof and reviews with the auditors the findings disclosed during the audit, including matters relating to internal controls, the internal auditing function, accounting policies and financial reporting. The Committee members are W. H. Clark, Chairman, Robert L. Barnett, Keith A. Brown, Marvin E. Lesser, John B. Schwemm and Judith A. Sprieser. The Audit Committee held four meetings during 1995.

     The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee also makes the decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chairman, Robert L. Barnett, W. H. Clark, John B. Schwemm and Judith A. Sprieser. The Compensation and Organization Committee held five meetings during 1995.

     The Finance Committee reviews all of the Corporation's significant financial matters, including strategies, policies and transactions contemplated by the Corporation. It provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks and other lenders and creditors; and adoption of any stock-based or significant cash compensation plan for key employees (other than an annual cash bonus plan consistent with past practice). The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chairman, Lawrence M. Crutcher, David W. Fox and Marvin E. Lesser. The Finance Committee held seven meetings during 1995.

     The Public Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various publics whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Philip C.

Jackson, Jr., Chairman, Robert L. Barnett, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher and Marvin E. Lesser. The Committee held one meeting in 1995.

     The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as retirement policy and compensation of non-employee directors. The members of the Committee are John B. Schwemm, Chairman, Keith A. Brown, W. H. Clark, James C. Cotting, Lawrence M. Crutcher, Philip C. Jackson, Jr. and Judith A. Sprieser. The Committee held four meetings during 1995.

     The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 31 of the prior year.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information known to the Corporation regarding the beneficial ownership of Common Stock as of the Record Date by each current director and each of the five most highly compensated executive officers of the Corporation in 1995, and by all current directors and executive officers of the Corporation as a group (27 persons). Such information is derived from the filings made with the Securities and Exchange Commission by such persons under
Section 16(a) of the Securities Exchange Act of 1934, as amended, and subsequent information received by the Corporation. The totals include any shares which such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options or Warrants, restricted stock subject to risk of forfeiture, and any shares allocated to the accounts of those individuals through December 31, 1995 under the USG Corporation Investment Plan.

                                               SHARES BENEFICIALLY      OPTION SHARES       TOTAL AND
                                                OWNED, EXCLUDING         EXERCISABLE       PERCENT OF
         NAME                                     OPTIONS(A)(B)        WITHIN 60 DAYS       CLASS(F)
         ----                                  -------------------     ---------------     -----------
Robert L. Barnett............................          1,252                     0               1,252
Keith A. Brown...............................        135,946(c)                  0             135,946
W. H. Clark..................................          2,523                     0               2,523
Eugene B. Connolly...........................          7,479                87,500(d)           94,979
James C. Cotting.............................            752                     0                 752
Lawrence M. Crutcher.........................          8,722(e)                  0               8,722
William C. Foote.............................         26,269                82,250             108,519
David W. Fox.................................          1,344                     0               1,344
Philip C. Jackson, Jr. ......................          2,994                     0               2,994
Marvin E. Lesser.............................            732                     0                 732
P. Jack O'Bryan..............................         12,897                57,000              69,897
Harold E. Pendexter, Jr. ....................         13,268                67,000              80,268
Donald E. Roller.............................          8,652                33,000              41,652
John B. Schwemm..............................            911                     0                 911
Judith A. Sprieser...........................            432                     0                 432
All directors and executive officers as a
  group (27 persons), including those
  directors and executives named above.......        276,144               749,450           1,025,594

---------------

(a) Includes Warrants that are currently exercisable, as follows: Mr. Brown, 16,458 Warrants; Mr. Connolly, 1,003 Warrants; Mr. Jackson, 879 Warrants; Mr. O'Bryan, 831 Warrants; Mr. Pendexter, 619 Warrants; Mr. Roller, 975 Warrants; Mr. Schwemm, 25 Warrants. Warrants held by directors and executive officers as a group totaled 21,185.

(b) Includes restricted stock granted in 1996 to executive officers and subject to risk of forfeiture, as follows: Mr. Foote, 15,000 shares; Mr. O'Bryan, 7,000 shares; Mr. Roller, 7,000 shares; Mr. Pendexter, 5,000 shares; all executive officers as a group: 76,200 shares.

(c) Includes 119,256 shares held by trusts of which Mr. Brown is a trustee.

(d) Includes options to purchase 38,544 shares directly and 48,956 shares by a family limited partnership of which Mr. Connolly is the general partner.

(e) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children in which shares he disclaims beneficial ownership.

(f) Total beneficial ownership of 1,025,525 shares of Common Stock by members of the group identified above represents approximately 2.3% of total outstanding shares of Common Stock; no individual holding within such group exceeded approximately 0.3% of total outstanding shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1995 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.


                                                                       LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION        ----------------------------------
                                 -----------------------------          AWARDS            PAYOUTS
                                                        OTHER    ---------------------   ----------
                                                       ANNUAL    RESTRICTED                           ALL OTHER
                                                       COMPEN-     STOCK      OPTIONS/      LTIP       COMPEN-
        NAME AND                  SALARY     BONUS     SATION      AWARDS       SARS      PAYOUTS      SATION
   PRINCIPAL POSITION     YEAR     ($)       ($)(D)    ($)(E)       ($)         (#)        ($)(F)      ($)(G)
------------------------  ----   --------   --------   -------   ----------   --------   ----------   ---------
Eugene B.Connolly         1995   $685,000   $482,802   $63,051         --          --    $       --    $62,103
  Chairman of the Board   1994    640,000    795,366    60,757         --          --            --     69,571
  (retired April 1,       1993    612,500    717,624    52,952         --     250,000     1,164,005     42,426
  1996)
William C. Foote          1995    373,333    285,380       --          --          --            --     35,253
  Chairman, President     1994    335,000    467,016       --          --      50,000            --     35,238
  and CEO(a)              1993    275,000    255,096       --          --     100,000       322,740     17,636

P. Jack O'Bryan           1995    310,000    181,609       --          --          --            --     25,555
  Executive Vice          1994    296,667    299,160       --          --          --            --     31,491
  President -- Worldwide  1993    280,000    255,096       --          --     100,000       470,448     17,739
  Ceilings; President
  and CEO, USG
  Interiors, Inc.(b)
Donald E. Roller          1995    330,000    196,884       --          --          --            --     26,394
  Executive Vice          1994    305,000    299,160       --          --          --            --     32,306
  President -- North      1993    280,000    255,096       --          --     100,000       446,614     17,574
  American Gypsum;
  President and CEO,
  United States Gypsum
  Company(c)
Harold E. Pendexter, Jr.  1995    306,000    178,356       --          --          --            --     25,163
  Senior Vice President   1994    290,000    293,820       --          --          --            --     30,793
  and Chief               1993    269,583    250,614       --          --     100,000       408,524     17,739
  Administrative Officer

---------------

(a) Mr. Foote became President and CEO on January 1, 1996 and Chairman on April 1, 1996. During 1995, he was President and COO.

(b) Mr. O'Bryan assumed these positions on October 1, 1995. Prior thereto, he was Senior Vice President -- Worldwide Technology and Manufacturing.

(c) Mr. Roller was named Executive Vice President -- North American Gypsum on October 1, 1995. Prior thereto, he was Group Vice President -- North American Gypsum. His position as President and CEO of United States Gypsum Company was unchanged in 1995.

(d) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans.

(e) Mr. Connolly's Other Annual Compensation for 1995, 1994 and 1993 included $14,400, 13,800 and $14,100, respectively, in automobile allowance and $17,321, $16,394 and $16,724, respectively, as the estimated cost of equivalent life insurance provided by the Corporation's executive death benefit plan; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1995, 1994 or 1993.

(f) Reflects cash settlements in 1993 of reduced awards, otherwise potentially payable in 1994, in connection with termination of the Corporation's three-year Incentive Recovery Plan pursuant to and concurrently with the effectiveness of the Prepackaged Plan. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans. None of the Named Executives received long-term incentive plan payouts in 1995 or 1994.

(g) All Other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(A)


                                                              NUMBER OF SECURITIES
                                  NUMBER OF                        UNDERLYING               VALUE OF UNEXERCISED
                                   SHARES                   UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                  UNDERLYING                   AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                   OPTIONS      VALUE      ---------------------------   ---------------------------
                                  EXERCISED    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        NAME                         (#)         ($)           (#)            (#)            ($)            ($)
        ----                      ---------   ----------   -----------   -------------   -----------   -------------
Eugene B. Connolly(b)...........    80,000    $1,615,000      87,500         82,500      $ 1,722,656    $ 1,624,218
William C. Foote................         0             0      92,250         57,750        1,388,126        783,752
P. Jack O'Bryan.................    10,000       178,125      57,000         33,000        1,122,188        649,689
Donald E. Roller................    34,000       618,375      33,000         33,000          649,689        649,689
Harold E. Pendexter, Jr.........         0             0      67,000         33,000        1,319,063        649,689

---------------

(a) No SARs were outstanding as of December 31, 1995.

(b) In February 1994, Mr. Connolly transferred options to purchase 139,875 shares, out of his outstanding award of options to purchase 250,000 shares, to a family limited partnership of which he is the general partner. In 1995, Mr. Connolly directly exercised options for 35,240 shares and the family limited partnership exercised options for 44,760 shares. On December 31, 1995, Mr. Connolly directly held exercisable options to purchase 38,544 shares and unexercisable options to purchase 36,341 shares, and the family limited partnership held exercisable options to purchase 48,956 shares and unexercisable options to purchase 46,159 shares; on that date, the values of Mr. Connolly's and the partnership's exercisable in-the-money options were $758,835 and $963,821, respectively, and the values of Mr. Connolly's and the partnership's unexercisable in-the-money options were $715,463 and $908,755, respectively.

Employment Agreements

     In order to assure continued availability of services of the Named Executives, the Corporation (or, in the case of Mr. Roller, U.S. Gypsum) entered into employment agreements (the "Employment Agreements") with the Named Executives in 1993 which superseded substantially identical agreements entered into on various dates prior to 1993. The Employment Agreements have a current term expiring on December 31, 1996 and will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term.

     The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to the Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each Named Executive devote his full attention and best efforts during the term of such agreement to the performance of assigned duties. If a Named Executive is discharged without cause by the Corporation during the term of his Employment Agreement, he may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. If a Named Executive becomes disabled during the term of his Employment Agreement, his compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of his Employment Agreement, one-half of the full rate of compensation in effect at the time of his death will be paid to his beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each of the Named Executives has undertaken, during the term of his Employment Agreement and for a period of three years thereafter, not to participate, directly or indirectly, in any enterprise which competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States. Each Named Executive has also agreed not to, at any time, use for his benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of his duties under his Employment Agreement.

Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements with the Named Executives which have a current term expiring on December 31, 1997, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term. A Named Executive's agreement terminates upon the earlier of his retirement or his attaining age 65.

     The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) his then annual base salary, computed at 12 times his then current monthly pay and (ii) his full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes, together with payment of a gross-up amount to provide for applicable federal excise taxes in the event such lump sum and all other benefits payable to the Named Executive constitute an "excess parachute payment" under the Internal Revenue Code. The Corporation is required to maintain in full force and effect until the earlier of (i) two years after the date of any termination which gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all insurance plans and arrangements in which the Named Executive was entitled to participate immediately prior to his termination in a manner which would give rise to benefits under his agreement, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. If the Named Executive has a total of less than five years of credited service following such crediting, he nonetheless will be treated as if he were fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

     The Corporation is obligated to pay to each Named Executive all legal fees and expenses incurred by him as a result of a termination which gives rise to benefits under his agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment and "good reason" does not exist.

     The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements. Immediately upon any change in control, the Corporation may deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements, taking into account any previous deposits. In the event that the assets of such trust in fact prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary social security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the ten years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                                   YEARS OF CREDIT SERVICE
   COVERED                      --------------------------------------------------------------
COMPENSATION                       20           25           30           35            40
------------                    --------     --------     --------     --------     ----------
$  200,000...................   $ 64,000     $ 80,000     $ 96,000     $112,000     $  128,000
   400,000...................    128,000      160,000      192,000      224,000        256,000
   600,000...................    192,000      240,000      288,000      336,000        384,000
   800,000...................    256,000      320,000      384,000      448,000        512,000
 1,000,000...................    320,000      400,000      480,000      560,000        640,000
 1,200,000...................    384,000      480,000      576,000      672,000        768,000
 1,400,000...................    448,000      560,000      672,000      784,000        896,000
 1,600,000...................    512,000      640,000      768,000      896,000      1,024,000

     The Named Executives participate in the Retirement Plan. The Named Executives' full years of continuous credited service at December 31, 1995 were as follows: Mr. Connolly, 37; Mr. Foote, 12; Mr. O'Bryan, 37; Mr. Roller, 35; and Mr. Pendexter, 38. Compensation under the Retirement Plan includes salary and cash incentive compensation for the year in which payments are made.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including each of the Named Executives other than Mr. Foote, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.

Director Compensation

     Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,500 per quarter plus a fee of $1,200 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director serving as chairman of a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chairmanship. The third quarter retainer is paid in common stock of the Corporation having a value of $6,500 while retainers for the other three quarters, as well as meeting fees and chairmen's retainers, are paid in cash. Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, the amount of such fees to bear a reasonable relationship to the regular meeting fee of $1,200 and the customary length of a meeting of the Board committee involved. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

     In the past, the Corporation has entered into consulting agreements with retiring non-employee directors who had specified minimum periods of service on the Board. Those agreements continued the annualized retainer which was in effect in each instance at the time of retirement from the Board in return for an undertaking to serve in an advisory capacity and to refrain from any activity in conflict or in competition with the Corporation. The Board has determined to continue to offer such agreements on a case-by-case basis but also has determined to limit any such agreement to a term not to exceed five years.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stockbased awards and related executive compensation issues.

     The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

          1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

          2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer range strategic initiatives through a long-term equity program.

          3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

     The components of the Corporation's executive compensation program are comprised of BASE SALARY, ANNUAL INCENTIVE CASH AWARDS AND A LONG-TERM EQUITY PROGRAM.

     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 1995, the Committee compared the Corporation's salary and cash incentive programs to those of a peer group of 600 participants representing 350 industrial organizations as well as to a smaller group of 116 industrial companies with similar annual revenues ($1 billion to $3 billion) that represent the Corporation's direct competition for executive talent. The Corporation had net sales of $2.4 billion for the year ended December 31, 1995. The Committee also reviewed annualized option grant values of a peer group of 306 industrial organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among industrial enterprises generally and comparably sized companies with which the Corporation competes for executive talent specifically, while the latter group was chosen solely for business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's counsel and recommendations.

Base Salaries

     Executive salary management is governed by the following precepts:

          1. Salary range increases and budget allotments for executive officers are considered annually based upon business, economic and competitive conditions.

          2. There are no "cost of living" or automatic twelve-month salary reviews/increases. Salaries are administered on an individual "pay for performance" basis.

          3. Amount and timing of individual salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

     Each year, the Chairman and Chief Executive Officer prepares a salary plan covering each of the Corporation's executive officers recognizing individual performance and contribution. These plans utilize base salary ranges that reflect the competitive market value of each position. The base salary ranges are reviewed and, if appropriate, adjusted each year predicated on economic and competitive issues including national salary survey data. The Corporation's target is to establish salary midpoints within applicable ranges at approximately the competitive 60th percentile of the survey group of comparably sized industrial companies.

Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program established under the Corporation's Management Performance Plan ("MPP") approved by the stockholders in 1988. Approximately 235 officers and managers with position values above a specified threshold were eligible to participate in the program in 1995. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (par) which is expressed as a percentage of the midpoint of annualized position values and varies with the participant's level of management accountability. Program measurements for 1995 were based upon an income goal and a working capital management goal (based on improvement in average monthly net working capital (net accounts receivable plus FIFO inventory minus accounts payable) as a percent of net sales over year-end 1994. Improvement in working capital results in an adjustment factor being applied to the basic income goal achievement. A third step in the award calculation provides for an adjustment, either upward or downward, for personal performance (except in the case of the nine most senior executives, including the Named Executives), to determine an annual management incentive award. Maximum awards are capped at 200% of par. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash. Corporate goal achievement for 1995 resulted in awards averaging 117.9% of par to the Named Executives.

Long-Term Equity Program

     The Corporation's Prepackaged Plan authorized 2,788,350 shares of Common Stock (equal to 7.5% of the number of shares of Common Stock then outstanding) to be reserved for future issuance in conjunction with stock options. Options for substantially all of the authorized shares (exclusive of forfeitures) were granted in 1993 and 1994 to 91 executives and senior managers, in each case at an exercise price equal to market value on the date of grant. These options generally become exercisable at the rate of one-third of the aggregate grant on each of the first three anniversaries of the date of the grant. No options were granted in 1995. In determining individual award levels of such grants to executive officers, the Committee considered a number of subjective factors, without relative weight assigned to any particular factor, including the diminution of previous incentive awards effected by the Prepackaged Plan, the individual's assigned position value and anticipated career path, and the individual's performance rating. The Committee also considered survey data indicating that annualized option grant values as a multiple of base salary for such awards on the date of grant ranked in the approximate 40th percentile of surveyed companies.

Limitations On Compensation Deductibility

     The Committee has reviewed the effect on the Corporation's executive compensation programs of recent amendments to the Internal Revenue Code, including implementing regulations and transitional rules, limiting the deductibility of annual covered compensation in excess of $1 million in any year by the

Corporation paid to its chief executive officer and the four other most highly compensated executive officers for such year. Based upon such review, the Committee believes that compensation to any such executive officer in 1995 from
(i) annual incentive cash awards for that year, or (ii) in connection with exercises of stock options, will be deemed performanced-based and exempt from the calculation of covered compensation subject to the deductibility limitation. The Committee also believes that there is no practicable action that could be taken to qualify regular salaries or other likely annual compensation for such exemption under the applicable provision of the Internal Revenue Code as currently in effect.

                THE CHIEF EXECUTIVE OFFICER'S 1995 COMPENSATION

     In 1995, the compensation for Eugene B. Connolly consisted principally of
(i) salary of $685,000; and (ii) a 1995 annual incentive cash award of $482,802. William C. Foote became the Chief Executive Officer on January 1, 1996, and was named Chairman on April 1, 1996, upon Mr. Connolly's retirement.

Base Salary

     Mr. Connolly's base salary for 1995 was approved by the Committee in November 1994 with effect as of January 1, 1995. No action was taken with respect to his base salary in 1995. In determining Mr. Connolly's base salary, the Committee considered the base salaries of chief executive officers of 60 comparably sized industrial companies, the Corporation's strong operating performance in 1994, and Mr. Connolly's individual performance. Corporation performance in 1994 was reflected in a 19.5% increase in net sales over the prior year and a 49.1% increase in operating profitability. Mr. Connolly's individual performance included leadership in development of strategic plans, succession planning, debt reduction and legal affairs. The Committee set Mr. Connolly's base at an annual rate of $685,000, an increase of $45,000 or 7.0% over the base salary effective on July 1, 1993. Following such increase, Mr. Connolly's base salary ranked slightly above the 50th percentile of the survey group.

Annual Management Incentive Plan

     Mr. Connolly's 1995 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report. Mr. Connolly's 1995 annual incentive opportunity (par) was expressed as 65% of the midpoint of his annualized position values ($630,180). The corporate goal achievement for 1995 described earlier in this report resulted in an award of 117.9% of par ($482,802) to Mr. Connolly.

Consulting Agreement

     In September, 1995, the Committee considered and approved an executive consulting agreement between the Corporation and Mr. Connolly for the nine months of 1996 following his retirement on April 1, 1996. The agreement calls for Mr. Connolly's services and advice on the Corporation's business and affairs to the extent mutually agreed to by the parties, including advice and counsel to the Chairman and Chief Executive Officer with respect to relations with the Board and external parties, product liability and general litigation, and international development. Mr. Connolly will receive $100,000 in nine equal monthly installments for his services under the agreement. It was the Committee's judgment that the agreement would represent a valuable transitional arrangement for the Corporation.

     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation in achieving its financial and strategic business objectives. In 1995, the Named Executives received approximately 40% of their compensation from corporate performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.

     This report is submitted by the members of the Compensation and Organization Committee:

     DAVID W. FOX, CHAIRMAN
     ROBERT L. BARNETT
     W. H. CLARK
     JOHN B. SCHWEMM
     JUDITH A. SPRIESER

                               PERFORMANCE GRAPH

     The following graph and table depict the cumulative total stockholder returns following an assumed investment of $100 in shares of the Corporation's Common Stock for the periods of December 31, 1990 through May 6, 1993 (the effective date of the Prepackaged Plan) and May 7, 1993 through December 31, 1995 (subsequent to consummation of the Prepackaged Plan and emergence from bankruptcy). All shares of common stock, $0.10 par value per share, outstanding on May 6, 1993 ("Old Common Stock") were subject to a 50 to one reverse stock split on that date pursuant to the Prepackaged Plan. Following the issuance of Common Stock to subordinated debt holders in exchange for such debt pursuant to the Prepackaged Plan, holders of Old Common Stock held approximately 3% of the Common Stock outstanding on May 7, 1993. Also presented below for comparison are the cumulative total stockholder returns of a like assumed investment and the reinvestment of all dividends for the same periods in each of the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group").

                                                                Building
Measurement Period             USG Corpo-                       Materials
(Fiscal Year Covered)           ration          S&P 500          Group
1990                             100              100              100
1991                             200              130              122
1992                              69              140              148
May 6, 1993                       35              144              160
May 7, 1993                      100              100              100
1993                             244              107              112
1994                             163              109               97
1995                             250              149              131

     All amounts rounded to nearest dollar.

     The Building Materials Group selected by the Corporation for the Performance Graph above is comprised of 21 publicly traded companies in the building materials industry. The Building Materials Group also comprised the Building Materials Index identified by Value Line Publishing, Inc., as of

December 31, 1994, and was utilized in the Corporation's Performance Graph in its 1995 proxy statement. The companies included in the Building Materials Group are: Ameron, Inc., Apogee Enterprises, Inc., Armstrong World Industries, Inc., Bird Corp., Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp., International Aluminum Corp., Jannock, Ltd., Justin Industries, Inc., Manville Corp., Masco Corp., Morgan Products Ltd., Morrison Knudsen Corp., Owens-Corning Fiberglass Corp., Perini Corp., Ply-Gem Industries, Inc., PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc.

                  ITEM NO. 2 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, Chicago, Illinois, has examined the financial statements of the Corporation for many years. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Arthur Andersen LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 1996, and to perform other appropriate accounting services.

        RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent public accountants of the Corporation for the current year ending December 31, 1996, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Arthur Andersen LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, nor has any connection with the Corporation in any capacity other than that of public accountants. A member of Arthur Andersen LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

     If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION.

     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this resolution.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Kissel-Blake Inc. to assist in this solicitation at a fee of $8,000 plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding proxies and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

     The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

     Proposals of stockholders intended to be presented at the next annual meeting in May, 1997, must be received by the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, Illinois 60606-4678, no later than December 2, 1996, for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals also must meet other requirements under applicable federal securities laws and regulations relating to stockholders' proposals.

                                           By order of the Board of Directors

                                           DEAN H. GOOSSEN
                                           DEAN H. GOOSSEN
                                           Corporate Secretary
Dated: April 1, 1996

PROXY
                                                                                                                       PROXY

                                                         USG CORPORATION

                                   This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders -- May 8, 1996

      The undersigned hereby appoints William C. Foote and Dean H. Goossen and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess if personally present, to vote all stock of the undersigned in USG
CORPORATION at the annual meeting of the stockholders of said Corporation in the Sixth Floor Auditorium, The Northern Trust
Building, 50 LaSalle Street, Chicago, Illinois on May 8, 1996 and any adjournment thereof, on the matters shown below and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                                            I plan to attend the Annual Meeting. [ ]

                                    PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                                                   USING THE ENCLOSED ENVELOPE.
Please indicate any change in address.                                                 (Continued and to be signed on reverse side.)

                               USG CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                                                                            ]
A VOTE FOR ALL NOMINEES AND FOR
ITEM 2 IS RECOMMENDED.
                                                                 For All
1.  ELECTION OF DIRECTORS TO SERVE FOR A THREE    For  Withheld  Except     2. Ratification of the appointment
    YEAR TERM NOMINEES: Robert L. Barnett,        / /    / /      / /          of Arthur Andersen LLP as       For  Against  Abstain
    David W. Fox, Philip C. Jackson, Jr.,                                      independent public accoun-      / /    / /      / /
    Marvin E. Lesser.                                   _________________      tants for the year ending
                                                        Nominee Exception      December 31, 1996.




                                                                            3. In their discretion, on any other matter that may
                                                                                properly come before the meeting.


                                                                                Dated:______________________________________, 1996

                                                                                __________________________________________________
                                                                                Signature

                                                                                The signature above should agree with the name shown
                                                                                on this Proxy. Where stock is owned by more than one
                                                                                person, all owners should sign the Proxy.

This proxy will be voted as directed or, if no direction is indicated, it will be voted for all candidates named in Item 1 and for
Item 2.